Exhibit 10.8

Director Compensation Program

Unless the context otherwise requires, all capitalized terms used herein shall have the respective meanings assigned to them in the Servotronics, Inc. 2022 Equity Incentive Plan (the “Plan”).

EQUITY AWARDS

Annual Retainer Share Award

(a)Each year, as of the date of the Company’s annual meeting of shareholders, the Company shall automatically award Restricted Stock to each Non-Employee Director who has been elected or reelected as a member of the Board of Directors at the annual meeting of stockholders. The number of shares of Restricted Stock shall be equal to $25,000 divided by the Fair Market Value of a share of Common Stock on the date of such election. If a fraction results, the number of shares of Restricted Stock shall be rounded up to the next whole number.

(b)If a Non-Employee Director is elected or appointed to the Board of Directors other than at an annual meeting of the Company and has not received an award pursuant to paragraph (a) during the twelve months preceding election or appointment, the Company shall automatically award to the Non-Employee Director a number of shares of Restricted Stock that is equal to the amount determined pursuant to paragraph (a) based on the date of election or appointment multiplied by a fraction, the numerator of which is the remainder of 365 minus the number of days between the adjournment of the last annual meeting and the effective date of the appointment or election, and the denominator of which is 365. If a fraction results, the number of shares of Restricted Stock shall be rounded up to the next whole number.

(c)The Company shall issue the Restricted Stock awarded under this paragraph (a) or (b) on the first business day following the effective date of the election, reelection or appointment. The Restricted Stock awarded under paragraph (a) will vest in four quarterly installments on the date of each of the three regularly scheduled quarterly board meetings to review the financial statements for the quarters ending June 30, September 30 and December 31 (each a “Quarterly Board Meeting”) each year following the annual meeting and the remainder of which shall vest on the date of the next annual meeting. The Restricted Stock awarded under paragraph (b) will vest in equal parts on the date of the remaining Quarterly Board Meetings and the remainder of which shall vest on the date of the next annual meeting. The Company will credit a bookkeeping account with amounts equal to the dividends payable with respect to the Restricted Stock and the amounts credited to the dividend account will be payable as the Restricted Stock vest. If a Non-Employee Director ceases to serve as a Board member for any reason other than due to death, then all Restricted Stock that is not then vested shall be immediately forfeited. If an Independent Director ceases to serve as a Board member by reason of death then all Restricted Stock shall immediately become vested.

Revised August 10, 2022

Transition Rule

The following transition rule shall apply for the Annual Retainer Share Award to Non-Employee Directors elected at the 2022 annual meeting of stockholders.

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The Annual Retainer Share Award shall not be awarded until the Company files a Registration Statement on Form S-8 to register the maximum number of shares of Common Stock authorized under the Plan. The date of filing of such Registration Statement shall be the “Filing Date.”

•	The number of shares of Restricted Stock under this Transition Rule will be equal to $25,000 divided by the Fair Market Value of a share of Common Stock on the Filing Date.
•	The Company shall issue the Restricted Stock awarded under this Transition Rule on the first business day following the Filing Date.
•

The Restricted Stock awarded under this Transition Rule will vest one-fourth on the date of grant and the remainder shall vest in three quarterly installments on the date of each of the next two Quarterly Board Meetings following the Filing Date and the remainder of which shall vest on the date of the next annual meeting.

CASH COMPENSATION

Payment Amount

Non-Employee Directors shall be eligible to receive an annual cash retainer of $60,000 for service on the Board. For purposes of this Director Compensation Program, “annual” means from Annual Shareholders’ Meeting to Annual Shareholders’ Meeting each year.

No Separate Meeting Fees

No separate meeting fees shall be paid for Board or committee meetings or for actions taken by unanimous written consent in lieu of a meeting in accordance with the Company’s Bylaws.

Payment Schedule

The annual retainers for service on the Board as set forth above shall be paid by the Company in arrears in twelve equal monthly installments, the first installment being paid on the date of the one month anniversary of the Annual Shareholders’ Meeting and the remaining installments being paid on each successive one month anniversary date (each such payment date, a “Monthly Payment Date”); provided, however, that if the Company’s Annual Shareholders’ Meeting for the following year occurs prior to the end of the one year period, the final Monthly Payment Date shall be paid on the day of such Annual Shareholders’ Meeting. If any Non-Employee Director holds office as a director of the Board for less than a full monthly period, such Non-Employee Director shall only be entitled to a pro-rated amount of their applicable annual retainer as measured from the most recent Monthly Payment Date through the date on which the Non-Employee Director shall have ceased to serve on the Board.

Revised August 10, 2022

New Directors

In the event a new Non-Employee Director is elected or appointed to the Board, such Non-Employee Director shall be eligible to receive as compensation for service as a member of the Board a pro-rated amount of the annual retainer as measured from the date of appointment or election through the next scheduled Monthly Payment Date and thereafter shall be paid in conformity with the other Non-Employee Directors.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Non-Employee Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.

Reimbursement for travel expenses incurred is also initiated by the Director, by submitting a Director Expense Reimbursement Form and accompanying receipts to the Finance Department. The reimbursement will be processed within one week of receipt by the Finance Department.

Revised August 10, 2022